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                                                                   Exhibit 10.20

                      [Letterhead of Peptide Therepeutics]

Alan Smith
The Hays                                               30 April 1998
235 Cotes Road
Barrow upon Soar
Loughborough
Leids LE12 8JR

Dear Alan,

Non Executive Directorship

In furtherance to the board changes effective from 1st May 1998, I wish to clarify your position regarding the remuneration committee and the audit committee.

The Appointment Letter (dated 1st January 1998) shall continue in full force and effect, save the following:

1. Paragragh 2.4 shall be deleted and replaced with the following wording "you will serve as Chairman of the Audit Committee for which services you will receive (in addition to the retainer referred to in paragragh 3.1 below) a fee of (Pounds) 5,000 per annum which will be payable in accordance with the payment provisions contained in paragraph 3.1. You will not be required to serve on the Remuneration Committee.

2.    Paragraph 3.2 shall be deleted.

Please would you confirm your acceptance of the above terms by signing and returning the attached copy of this letter.

Yours sincerely,


/s/ Gordon Cameron

Gordon Cameron
Company Secretary

I confirm my acceptance of the above terms

/s/ Alan Smith          7th May 1998
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Alan Smith

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                      [LETTERHEAD OF PEPTIDE THERAPEUTICS]

Strictly Private and Confidential

Alan Smith                                                        1 January 1998
The Hays
235 Cotes Road
Barrow upon Soar
Loughborough
Leeds
LE12 8JR

Dear Alan

                           Non-Executive Directorship

I am delighted that you have agreed to be re-appointed as a Non-Executive Director of the Board. The purpose of this letter (the "Agreement") is formally to confirm the terms of your re-appointment as a Non-Executive Director of Peptide Therapeutics Group plc (the "Company") and its subsidiaries, Peptide Therapeutics Limited and Peptide Mimetics Limited.

1     Term of Appointment

1.1 Subject to Clauses 1.2 and 7 you shall serve the Company as a Non-Executive Director from 1 January 1998 unless terminated by either party giving the other not less than three months' notice in writing to terminate these arrangements whereupon this Agreement shall terminate on the expiry of such notice. Subject to the payment of fees on retirement in accordance with Clause 1.2, no compensation for loss of office will be due to you.

1.2 If, on your retirement by rotation as a Director of the Company in accordance with the requirements of the Company's Articles of Association ("Articles"), you are not re-elected as a Director of the Company for any reason, then in such circumstances your appointment shall terminate automatically with immediate effect (for the avoidance of doubt, without any period of notice) and the only fees to which you shall be entitled in respect of these arrangements shall be such fees as have accrued due on a daily basis up to the time of such termination together with out of pocket expenses reasonably and properly incurred up to that time.

1.3 Subject to Clauses 1.1, 1.2 and 7 your appointment under this Agreement shall terminate on whichever is the earlier of:

      1.3.1 the date of expiry of the notice period specified in Clause 1.1; and

      1.3.2 your ceasing to be a Director for any reason under the Articles.


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1.4   Your reappointment under this Agreement shall be subject:-

      1.4.1 to your re-election as a Director at the next Annual General Meeting following the date of your appointment under this Agreement;

      1.4.2 your re-election on retirement by rotation at any subsequent Annual General Meeting at which, pursuant to the Articles of the Company, you are required to retire by rotation; and

      1.4.3 to the provisions of the Articles.

2     Powers and Duties

2.1 You shall exercise such powers and perform such duties as are appropriate to your role as a Non-Executive Director of the Company.

2.2 You shall comply with all reasonable directions from, and all regulations of, the Company including, without prejudice to the generality of the foregoing, all regulations from time to time in force with respect to confidentiality, dealings in shares and notifications required to be made by a Director to the Company or any other regulatory body under the Companies Acts 1985 and 1989, the Articles or any other regulations of the Company. In addition, you will observe the terms and conditions of The City Code on Takeovers and Mergers and the continuing obligations under the London Stock Exchange Listing Rules as the same are applicable to the Company and its Directors from time to time.

2.3 Your duties as a Non-Executive Director will normally require attendance at all Main Board Meetings and General Meetings of the Company as well as making such time available as is necessary to prepare for those meetings and dealing with such matters as might normally be expected of a Non-Executive Director.

2.4 You will also be asked to serve as a member of the Remuneration Committee and Chairman of the Audit Committee.

2.5 Main Board Meetings are held at regular intervals on dates which will be advised well in advance. You will be required to attend Main Board Meetings and such other Main Board Meetings as you and the Company shall agree from time to time. Further you will be required to attend at least two meetings of the Remuneration Committee and Audit Committee. Such meetings will be held, whenever possible, on the same date as the Main Board Meetings.

2.6 You will be provided with reports on at least a quarterly basis outlining the current performance of the Company and you will be welcome to see further information on the Company at any time. You will also be most welcome to visit any of the Company's operations as and when time permits.


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3     Remuneration

3.1 A directors' fee ("Retainer") of (Pounds) 15,000 per annum (or such higher amount as the Board may from time to time determine and notify to you in writing) is payable monthly in arrears. Payment will be made to you on or around the twenty-fifth day of each month less any deductions of Income Tax and National Insurance as required by the Inland Revenue. The Retainer is non-pensionable and will be reviewed every year by the Remuneration Committee of the Board and any proposed increase is to be approved by the Board.

3.2 In addition, a flat fee of (Pounds) 2,500 per annum is payable monthly in arrears in respect of each committee of the Company of which you are a member. Payment will be made on or around the twenty-fifth of each month.

4     Expenses

4.1 You will be reimbursed by the Company in respect of all reasonable travelling, hotel and incidental or other out of pocket expenses which are reasonably and properly incurred in attending and returning from Meetings of the Board or Committees of the Board or general meetings of the Company or any other meetings which as a Director you are entitled or invited to attend in the course of your duties under this Agreement provided that on request you shall provide such vouchers or other evidence of actual payment of such expenses that may reasonably be required.

4.2 The Company shall reimburse you for any fees or expenses you incur in taking advice from the Company's financial and legal advisers or other independent financial and legal advisers in relation to the performance of your duties. Before seeking such advice you should first consult either the Chairman of the Board or another Non-Executive Director of the Company. If you take such advice you should again consult the Chairman or another Non-Executive Director once the fees and expenses you have incurred exceed (Pounds) 5,000.

5     Confidentiality

5.    You shall not, either during the term of your appointment or thereafter:-

      5.1.1 use to the detriment or prejudice of the Company and its subsidiary undertakings (the "Group" and "Group Company" shall be construed accordingly as any of such companies) or divulge or communicate to any person any trade secret or any other confidential information concerning the business or affairs of the Company or the Group (except to employees or directors of any Group Company whose province it is to know the same) which may have come to your knowledge during the term of your appointment under this Agreement; or


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      5.1.2 use for your own purpose or for any purpose other than those of the
            Group any information or knowledge of a confidential nature which you may from time to time acquire in relation to any member of the Group but so that this restriction shall cease to apply to any information or knowledge which may come into the public domain (otherwise than through your own default).

5.2 You shall not, during the term of your directorship nor for a period of 6 months after the termination thereof be or become a director or employee or agent of any company, business or enterprise or have or acquire any material financial interest in any enterprise which at the time when you accept such directorship, employment or agency, or acquire such interest, competes or is likely to compete or have a significant business relationship with any member of the Group without the prior consent of the Board in writing (such consent not to be unreasonably withheld or delayed).

6     Fringe benefits and deductions

      You shall not be entitled to any pension, bonus, share option or any other fringe benefits of the Company. Your fees under this Agreement will be paid to you net of any deductions the Company is required by law to make such as income tax under the PAYE system or national insurance contributions.

7     Termination

7.1 Without prejudice to the generality of the foregoing the Company may by notice in writing immediately terminate the arrangements set out herein if you shall:-

      7.1.1 be in breach of any terms set out in this Agreement which in the case of a breach capable of remedy is not remedied by you within 21 days of receipt by you of a notice from the Company specifying the breach and requiring it to be remedied;

      7.1.2 be incompetent, guilty or gross misconduct and/or any serious or persistent negligence or misconduct in respect of your obligations under this Agreement; and

      7.1.3 fail or refuse after a written warning to carry out the duties reasonably and properly required of you under this Agreement.

7.2 Upon the termination of these arrangements for whatever reason you shall at the request of the Board and without claim for compensation forthwith resign from office as a Director of the Company and from all other offices held by you in any Group Company (if any) and the Company is irrevocably authorized to appoint a nominee to act on your behalf to execute all documents and to do all things necessary to give effect to this provision.


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7.3   You shall promptly whenever requested by the Company and in any event upon your ceasing to be a Director of the Company deliver up to the Company all lists of clients or customers and all other documents, papers and records which may have been prepared by you or have come into your possession as a Director of the Company. You shall not be entitled to and shall not retain any copies thereof. Title and copyright therein shall vest in the Company.

8     Notices

      Any written notice required to be given hereunder by either party to the other should be served by sending the same by registered or recorded delivery post to the last known address of the other party and any receipt issued by the person or authorities shall be conclusive evidence of the fact and date of posting of such notice.

9     Governing Law

      The arrangements set out in this Agreement shall be governed by English Law and the English Courts shall have exclusive jurisdiction over any claim or dispute arising under this Agreement.

11    Miscellaneous

      The Company Secretary will supply you with any information in relation to the Company which you may require. You will consent to make all relevant disclosures required by the London Stock Exchange and any other relevant body and as required by law.

Please would you confirm your acceptance of the above terms by signing and returning the attached copy of this Agreement.

Yours sincerely


/s/ John Brown

Dr. John Brown
Chief Executive of Peptide Therapeutics Group plc

I confirm by acceptance of the above terms.


/s/ Alan Smith
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Alan Smith


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